Exhibit 99.1

DIGITAL ALLY, INC. ANNOUNCES 2017

SECOND QUARTER OPERATING RESULTS

LENEXA, Kansas (August 14, 2017) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the second quarter of 2017. An investor conference call is scheduled for 11:15 a.m. EDT on August 15, 2017 (see details below).

Highlights for Quarter Ended June 30, 2017

●	Total revenue decreased 20.5% to approximately $3.5 million in the second quarter 2017, compared with approximately $4.4 million in the quarter ended June 30, 2016. The primary reason for the revenue decrease was the halt of deliveries under the AMR contract, which was expected to generate significant revenues in the second quarter.

●	Gross profit margin improved to 33.7% of total revenue in the second quarter 2017, compared with 28.9% in the year-earlier quarter.

●	Service and other revenues increased to $354K, or 27%, during the three months ended June 30, 2017 compared with $293K in the year-earlier quarter. We have recently introduced several new cloud-based and other recurring service offerings to our product suite, including our revamped VuVault.com cloud storage service to law enforcement customers and the FleetVU Manager, our driver management, training and asset tracking cloud systems for non-law enforcement customers. These recurring revenue services generate more predictable and stable revenue streams for us.

●	On July 6, 2017 and August 3, 2017, U.S. Patent and Trademark Office (“USPTO”) rendered its final decisions to decline to institute an inter partes reviews (IPR) against Digital Ally’s ’452 Patent as requested by Axon. These represented Axon’s final attempts to invalidate the claims of Digital Ally’s ’452 Patent in front of the USPTO. Axon had previously filed petitions for two IPRs against Digital Ally’s ’452 Patent. Axon has twice unsuccessfully attempted to invalidate claims in the ’452 Patent and is now statutorily barred from filing any further IPRs against the ’452 Patent, as well as against the ’292 Patent.

●	The Company filed suit on January 15, 2016 in the U.S. District Court for the District of Kansas (Case No: 2:16-cv-02032) against Axon, alleging willful patent infringement against Axon’s body camera product line. The Company later added the ’452 Patent to the suit and is seeking both monetary damages and a permanent injunction against Axon for infringement of both the ’452 and ’292 Patents. This litigation has been stayed since the filing of the petitions for IPR. Because both of Axon’s petitions for IPRs on the ’452 Patent that related to the claims in the lawsuit were denied, the Company is seeking to lift the stay and proceed with the lawsuit to a trial where the question of infringement and damages can be addressed.

●	The Company reported an operating loss of ($2,492,597) for the three months ended June 30, 2017 compared with an operating loss of ($2,892,657) in the year-earlier quarter.

●	A net loss of ($2,326,523), or ($0.41) per share, was recorded in the three months ended June 30, 2017, compared with a net loss of ($2,865,084), or ($0.54) per share, in the three months ended June 30, 2016.

●	On a non-GAAP basis, the Company recorded an adjusted net loss of ($2,209,860), or ($0.39) per share, for the three months ended June 30, 2017 compared with a non-GAAP adjusted net loss of ($2,393,626), or ($0.45) per share in the year-earlier quarter.

●	We recently released our new DVM-800 HD in-car video system, which provides the first full HD quality in-car video system available on the market. The DVM-800 HD is the new standard in high definition 1080p in-car video systems for law enforcement and is gaining the attention of our customers and potential customers because of its advanced features at an attractive price point.

Management Comments

“We were disappointed with our second quarter 2017 revenues, which were down 20% from prior year levels and 33% on a sequential basis” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “We were expecting significant deliveries with AMR in second quarter 2017, but they were placed on hold after they experienced two accidents involving loss of life in vehicles equipped with our DVM-250’s. AMR has alleged that the DVM-250 units in those vehicles failed to record the accidents. We have not been given the opportunity to perform diagnostic or other tests on the DVM-250 units involved to determine whether the video could be retrieved and the performance of the units under the circumstances. We are hopeful that deliveries will resume under the contract during the remainder of 2017; however, we cannot provide any assurances that deliveries will resume and if they resume, when and at what pace.”

“We had significant decisions in our favor from the USPTO in July and August. On July 6, 2017, the USPTO denied institution of Axon’s first IPR action on the ’452 Patent, finding that Axon had not established even a reasonable likelihood that the challenged claims would be found unpatentable after completion of an IPR trial. On August 3, 2017, the USPTO issued a decision denying institution of Axon’s second IPR request on the ’452 Patent. Axon has twice unsuccessfully attempted to invalidate claims in the ’452 Patent and is now statutorily barred from filing any further IPRs against the ’452 Patent, as well as against the ’292 Patent. In the four IPRs that Axon filed against Digital Ally’s ’292 and ’452 Patents, Axon has lost on three of the IPR petitions by failing to persuade the USPTO to even institute a hearing. The result of the fourth IPR, which only challenges certain claims of the ’292 Patent, has yet to be decided by the USPTO, with a decision expected to be rendered approximately during the first quarter of 2018. For the fourth and only remaining IPR, we are vigorously defending Axon’s claims of unpatentability and are looking forward to confirming the uniqueness of our innovation. We will now seek to lift the stay and proceed with our lawsuit in District Court against Axon to a trial where the question of infringement and damages can be addressed,” Mr. Ross stated.

“We are pursuing several new market channels that do not involve our traditional law enforcement and private security customers and utilize our core technology of mobile audio/video recording equipment together with our cloud storage and archiving services. These new market channels do not effectively utilize the power of audio/video recordings, which could represent very large untapped addressable markets for our products and services. If successful, we believe that these new market channels could yield increased recurring service revenues for us in 2017 and beyond,” Mr. Ross continued. “We are promoting a new revenue model that bundles our product offerings, including the long-term lease of our body-worn and/or in-car audio/video hardware, together with a monthly subscription for our cloud storage, search and archiving services for the underlying audio and video material. We believe this revenue service model may appeal to our customers, in particular our commercial and other non-law enforcement customers because it reduces the capital outlay up front and eliminates repairs and maintenance in exchange for level monthly payments for the utilization of the equipment, data storage and management services.”

“We recently announced the launch of the DVM-800 HD in-car video system, which we believe will be disruptive in the market and will lead to an expansion of our overall market share in the law enforcement channel. The DVM-800 HD system provides full 1080P high definition video at a cost-effective price point, which we believe is a competitive market advantage for us.”

“Our international revenues increased to $60,041 in second quarter 2017 compared to $13,231 during 2016. Our second quarter 2017 international revenues were disappointing; however, the international sales cycle generally takes longer than domestic business and we have a number of bids outstanding to international customers.”

“We had approximately $4.8 million in net working capital available at June 30, 2017, including $2.1 million of accounts receivable and $10.3 million of inventory. We raised $700,000 under unsecured notes payable with two private, third party lenders in June 2017 which mature in September 2017. Additionally, the Secured Convertible Debentures (the “Debentures”) issued in December 2016 mature in March 2018 unless converted by their holders at $5.00 per share before such date. The Debentures and the subordinated notes in the principal amount of $700,000 issued in the second quarter represent current liabilities as of June 30, 2017. Our goal is to reduce inventory levels during 2017 to provide additional working capital and improve our operating results to generate the funds to retire the subordinated notes and Debentures. We may also pursue the raise of additional capital if required,” concluded Ross.

Second Quarter Operating Results

For the three months ended June 30, 2017, our total revenue decreased by 20% to approximately $3.5 million, compared with revenue of approximately $4.4 million for the three months ended June 30, 2016. The primary reason for the revenue decrease was the halt of deliveries under the AMR contract which was expected to generate significant revenues in the second quarter. International revenue increased to $60,041 during second quarter 2017, versus $13,231 during second quarter 2016. Gross profit decreased 7% to $1,173,216 for the three months ended June 30, 2017, versus $1,265,236 in 2016.

Our gross margin decrease is commensurate with the 20% decrease in revenues for the three months ended June 30, 2017 offset by cost of sales as a percentage of revenues decreasing to 66% during the three months ended June 30, 2017 from 71% for the six months ended June 30, 2016. We believe that gross margins will improve during the remainder of 2017 provided revenues increase and because we have corrected the quality control and other warranty related issues affecting our FirstVU HD product during recent quarters. Our goal is to improve our margins to 60% over the longer term based on the expected margins of our newer products, in particular the DVM-800, DVM-800 HD and FirstVU HD, as they continue to gain traction in the marketplace and we increase our commercial market penetration in 2017. In addition, as revenues from these products increase, we will seek to further improve our margins from them through economies of scale and more efficiently utilizing fixed manufacturing overhead components. We plan to continue our initiative on more efficient management of our supply chain through outsourcing production, quantity purchases and more effective purchasing practices.

Selling, General and Administrative (“SG&A”) expenses decreased approximately 12% to $3,665,813 in the three months ended June 30, 2017, versus $4,157,893 a year earlier. The primary reason for the decrease was stock compensation expense. In 2017, the Company adopted the new accounting standard issued by the FASB to reduce the complexity of accounting for stock compensation and elected to account for stock option forfeitures as they occur. For the three months ended June 30, 2017 there were 50,000 stock options that expired and were forfeited, which decreased stock compensation expense for the three months ended June 30, 2017 compared to 2016.

We reported an operating loss of ($2,492,597) for the three months ended June 30, 2017, compared with an operating loss of ($2,892,657) in the previous year.

Interest income decreased to $3,797 in second quarter 2017, from $7,198 in 2016.

Non-cash income totaled $242,713 and $21,282 in the three months ended June 30, 2017 and 2016, respectively. Such non-cash income reflects changes in the fair value of the secured convertible debentures and warrant derivatives. We elected to record the $4.0 million Debentures issued in December 2016 on their fair value basis and recorded income of $229,599 due to the change in their fair value as of June 30, 2017. Warrants to purchase 12,200 common shares remain unexercised at June 30, 2017 and 2016, which are treated as derivative liabilities, and we recorded income of $13,114 due to the change in their fair value as of June 30, 2017.

Interest expense totaled $80,436 in the three months ended June 30, 2017, compared to $907 in the three months ended June 30, 2016. We issued an aggregate of $4.0 million principal amount of Debentures on December 30, 2016, which bore interest at the rate of 8% per annum and remained outstanding at June 30, 2017. No similar interest bearing debt was outstanding during the 2016 period.

We reported a net loss of ($2,326,523), or ($0.41) per share, in the second quarter of 2017, compared with a prior-year net loss of ($2,865,084), or ($0.54) per share. No income tax provision or benefit was recorded in the second quarter of either 2017 or 2016.

We expect to continue to maintain a full valuation allowance on our deferred tax assets, including net operating loss carry forwards, until we determine that we can sustain a level of profitability that demonstrates our ability to realize such assets. During second quarter 2017, we increased our valuation reserve on deferred tax assets by approximately $960,000. As of June 30, 2017, we had approximately $44.2 million of net operating loss carryforwards and $2.1 million of research and development tax credit carryforwards available to offset future net taxable income.

On a non-GAAP basis, we reported an adjusted net loss (before depreciation, amortization, net interest expense, change in derivative liabilities, change in the fair value of secured convertible notes, secured convertible debentures issuance expense, and stock-based compensation), of ($2,209,860), or ($0.39) per share, for the quarter ended June 30, 2017, versus a non-GAAP adjusted net loss of ($2,393,626), or ($0.45) per diluted share, in the second quarter of 2016. (Non-GAAP adjusted net loss is described in greater detail in a table at the end of this press release).

Six-Month Operating Results

For the six months ended June 30, 2017, our total revenue decreased by 1% to approximately $8.7 million, compared with revenue of approximately $8.8 million for the six months ended June 30, 2016. International revenue decreased to $89,847 during the six months ended June 30, 2017, versus $326,960 during 2016. Gross profit increased 11% to $3,450,065 for the six months ended June 30, 2017, versus $3,118,855 in 2016.

Our gross margin increase is primarily attributable to cost of sales as a percentage of revenues decreasing to 60% during the six months ended June 30, 2017 from 65% for the six months ended June 30, 2016 offset by the 1% decrease in revenues for the six months ended June 30, 2017.

Selling, General and Administrative (“SG&A”) expenses decreased approximately 7% to $7,744,875 in the six months ended June 30, 2017, versus $8,349,407 a year earlier.

We reported an operating loss of ($4,294,810) for the six months ended June 30, 2017, compared with an operating loss of ($5,230,552) in the previous year.

Interest income decreased to $8,858 in the six months ended June 30, 2017, from $16,190 in 2016.

Non-cash income totaled $87,461 and $37,815 in first six months of 2017 and 2016, respectively. Such non-cash income reflects changes in the fair value of the secured convertible debentures and warrant derivatives. We elected to record the $4.0 million Debentures issued in December 2016 on their fair value basis and recorded income of $73,742 due to the change in their fair value as of June 30, 2017. Warrants to purchase 12,200 common shares remain unexercised at June 30, 2017 and 2016, which are treated as derivative liabilities, and we recorded income of $13,719 due to the change in their fair value as of June 30, 2017.

Interest expense totaled $160,987 in the six months ended June 30, 2017, compared to $1,662 in the year earlier period. We issued an aggregate of $4.0 million principal amount of Debentures on December 30, 2016, which bore interest at the rate of 8% per annum and remained outstanding at June 30, 2017. No similar interest bearing debt was outstanding during the 2016 period.

We reported a net loss of ($4,359,478), or ($0.77) per share, in the first half of 2017 compared with a prior-year net loss of ($5,178,209), or ($0.98) per share. No income tax provision or benefit was recorded in the first six months of either 2017 or 2016.

On a non-GAAP basis, we reported an adjusted net loss (before depreciation, amortization, net interest expense, change in derivative liabilities, change in the fair value of secured convertible notes, secured convertible debentures issuance expense, and stock-based compensation), of ($3,466,404), or ($0.61) per share, for the six months ended June 30, 2017, versus a non-GAAP adjusted net loss of ($4,153,673), or ($0.79) per diluted share, in the six months ended June 30, 2016. (Non-GAAP adjusted net loss is described in greater detail in a table at the end of this press release).

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted EBITDA loss. Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash and/or non-recurring expenses/income including: (1) depreciation and amortization expense, (2) net interest expense, (3) share-based compensation expense, (4) changes in fair value of secured convertible notes payable, (5) secured convertible debentures issuance expense, (6) and changes in warrant derivative valuations.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Standard Time (EST) on Tuesday, August 15, 2017, to discuss its operating results for the second quarter and first half of 2017, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID# 68117592 a few minutes before 11:15 a.m. Eastern Standard Time on Tuesday, August 15, 2017.

A replay of the conference call will be available two hours after its completion, from August 15, 2017 until 11:59 p.m. on October 15, 2017 by dialing 855-859-2056 and entering the conference ID # 68117592.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. The Company is headquartered in Lenexa, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY.”

For additional news and information please visit www.digitalallyinc.com or follow us on Twitter @digitalallyinc and Facebook www.facebook.com/DigitalAllyInc

Follow additional Digital Ally Inc. social media channels here:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results, including to the extent necessary to retire the Debentures and the subordinated notes issued in the second quarter 2017; whether it will be able to raise capital, and do so on terms favorable to the Company, to retire such Debentures and notes, if required; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins to targeted levels in 2017 and beyond; whether the Company will be able to continue to expand into non-law enforcement markets; whether the Company will be successful in increasing its recurring revenue; whether the Company has resolved its product quality issues; whether there will be commercial markets, domestically and internationally, for one or more of the Company’s newer products, and the degree to which the interest shown in its newer products, including the FirstVU HD, DVM-800 HD, VuLink, VuVault.net and FleetVU, will continue to translate into sales in future periods; whether the Company’s “auto-activation” technology is becoming a standard feature for agencies utilizing body-worn cameras; whether the Company will achieve positive outcomes in its litigation with various parties, including Axon Enterprise, Inc., Utility Associates and WatchGuard; whether the USPTO rulings will curtail, eliminate or otherwise have an effect on the actions of Axon, Utility Associates and WatchGuard respecting the Company, its products and customers; whether the outstanding common stock purchase warrants will be exercised for cash; the Company’s ability to deliver its newer product offerings, including the FirstVU HD and DVM-800 HD, as scheduled, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the USPTO will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2016 and quarterly report on Form 10-Q for the three and six months ended June 30, 2017, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or
Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2017 AND DECEMBER 31, 2016

	(Unaudited)
	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$825,090	$3,883,124
Accounts receivable-trade, less allowance for doubtful accounts of $70,000 – 2017 and 2016	2,123,677	2,519,184
Accounts receivable-other	444,033	341,326
Inventories, net	10,315,479	9,586,311
Restricted cash	500,000	—
Prepaid expenses	646,840	402,158

Total current assets	14,855,119	16,732,103

Furniture, fixtures and equipment, net	916,560	873,902
Restricted cash	—	500,000
Intangible assets, net	466,220	467,176
Other assets	178,585	261,915

Total assets	$16,416,484	$18,835,096

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,319,021	$2,455,579
Accrued expenses	1,047,240	1,542,729
Derivative liabilities	19,357	33,076
Capital lease obligation-current	25,121	32,792
Deferred revenue-current	1,321,703	925,932
Subordinated notes payable-current, net of discount of $288,895-2017 and $0-2016	411,105	—
Secured convertible debentures, at fair value	3,926,258	—
Income taxes payable	7,995	7,048

Total current liabilities	10,077,800	4,997,156

Long-term liabilities:
Secured convertible debentures, at fair value	—	4,000,000
Capital lease obligation-less current portion	—	8,492
Deferred revenue-long term	2,150,206	2,073,176

Total liabilities	12,228,006	11,078,824

Commitments and contingencies

Stockholder’s Equity:
Common stock, $0.001 par value; 25,000,000 shares authorized; shares issued: 5,743,249 – 2017 and 5,552,449 – 2016	5,743	5,552
Additional paid in capital	60,356,781	59,565,288
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,226)
Accumulated deficit	(54,016,820)	(49,657,342)

Total stockholders’ equity	4,188,478	7,756,272

Total liabilities and stockholders’ equity	$16,416,484	$18,835,096

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2017 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2017 AND 2016
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenue:
Product	$3,056,810	$4,045,373	$7,742,170	$8,132,287
Service and other	429,692	339,038	974,192	657,067

Total revenue	3,486,502	4,384,411	8,716,362	8,789,354

Cost of revenue:
Product	1,959,274	2,826,213	4,733,311	5,252,258
Service and other	354,012	292,962	532,986	418,241

Total cost of revenue	2,313,286	3,119,175	5,266,297	5,670,499

Gross profit	1,173,216	1,265,236	3,450,065	3,118,855
Selling, general and administrative expenses:
Research and development	846,460	813,150	1,664,351	1,622,004
Selling, advertising and promotional	952,312	1,003,507	1,987,834	1,926,499
Stock-based compensation	115,756	355,236	502,789	781,066
General and administrative	1,751,285	1,986,000	3,589,901	4,019,838

Total selling, general and administrative expenses	3,665,813	4,157,893	7,744,875	8,349,407

Operating loss	(2,492,597)	(2,892,657)	(4,294,810)	(5,230,552)

Interest income	3,797	7,198	8,858	16,190
Interest expense	(80,436)	(907)	(160,987)	(1,662)
Change in warrant derivative liabilities	13,114	21,282	13,719	37,815
Change in fair value of secured convertible debentures	229,599	—	73,742	—

Loss before income tax (benefit)	(2,326,523)	(2,865,084)	(4,359,478)	(5,178,209)
Income tax (benefit)	—	—	—	—

Net loss	$(2,326,523)	$(2,865,084)	$(4,359,478)	$(5,178,209)

Net loss per share information:
Basic	$(0.41)	$(0.54)	$(0.77)	$(0.98)
Diluted	$(0.41)	$(0.54)	$(0.77)	$(0.98)

Weighted average shares outstanding:
Basic	5,679,731	5,319,259	5,654,755	5,282,514
Diluted	5,679,731	5,319,259	5,654,755	5,282,514

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2017 FILED WITH THE SEC)

DIGITAL ALLY, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET LOSS

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2017 AND 2016

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net loss	$(2,326,523)	$(2,865,084)	$(4,359,478)	$(5,178,209)
Non-GAAP adjustments:
Stock-based compensation	115,756	355,236	502,789	781,066
Depreciation and amortization	166,981	143,795	325,617	295,813
Change in fair value of secured convertible notes payable	(229,599)	—	(73,742)	—
Change in warrant derivative liabilities	(13,114)	(21,282)	(13,719)	(37,815)
Interest (income) expense, net	76,639	(6,291)	152,129	(14,528)

Total Non-GAAP adjustments	116,663	471,458	893,074	1,024,536

Non-GAAP adjusted net loss	$(2,209,860)	$(2,393,626)	$(3,466,404)	$(4,153,673)

Non-GAAP adjusted net loss per share information:
Basic	$(0.39)	$(0.45)	$(0.61)	$(0.79)
Diluted	$(0.39)	$(0.45)	$(0.61)	$(0.79)

GAAP basis net loss per share information:
Basic	$(0.41)	$(0.54)	$(0.77)	$(0.98)
Diluted	$(0.41)	$(0.54)	$(0.77)	$(0.98)

Weighted average shares outstanding:
Basic	5,679,731	5,319,259	5,654,755	5,282,514
Diluted	5,679,731	5,319,259	5,654,755	5,282,514

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2017 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED JUNE 30, 2017 AND 2016
(Unaudited)

	2017	2016

Cash Flows from Operating Activities:
Net loss	$(4,359,478)	$(5,178,209)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	325,617	295,813
Stock based compensation	502,789	781,066
Change in derivative liabilities	(13,719)	(37,815)
Change in fair value of secured convertible debentures	(73,742)	—
Provision for inventory obsolescence	326,283	266,479
Provision for doubtful accounts receivable	—	(7,221)

Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	395,507	542,475
Accounts receivable - other	(102,707)	(59,483)
Inventories	(1,055,451)	689,105
Prepaid expenses	(244,682)	(424,865)
Other assets	83,330	42,428
Increase (decrease) in:
Accounts payable	863,442	58,567
Accrued expenses	(495,489)	98,888
Income taxes payable	947	(7,095)
Deferred revenue	472,801	372,915

Net cash used in operating activities	(3,374,552)	(2,566,952)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(304,596)	(134,707)
Additions to intangible assets	(62,723)	(60,811)

Net cash used in investing activities	(367,319)	(195,518)
Cash Flows from Financing Activities:
Proceeds from issuance of subordinated notes payable	700,000	—
Principal payments on capital lease obligation	(16,163)	(19,119)

Net cash provided by (used in) in financing activities	683,837	(19,119)

Net decrease in cash and cash equivalents	(3,058,034)	(2,781,589)
Cash and cash equivalents, beginning of period	3,883,124	6,924,079

Cash and cash equivalents, end of period	$825,090	$4,142,490

Supplemental disclosures of cash flow information:
Cash payments for interest	$80,986	$1,650

Cash payments for income taxes	$9,053	$7,095

Supplemental disclosures of non-cash investing and financing activities:
Restricted common stock grant	$200	$200

Restricted common stock forfeitures	$9	$—

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2017 FILED WITH THE SEC)